UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2009 (December 7, 2009)

JER Investors Trust Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-32564	75-3152779
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1650 Tysons Boulevard, Suite 1600, McLean, VA	22102
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (703) 714-8000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On December 9, 2009, JER Investors Trust Inc. (the “Company”) and JER Commercial Debt Advisors LLC (the “Manager”), an affiliate of J.E. Robert Company Inc., entered into an amendment to the management agreement (the “Management Agreement”) between the Company and the Manager in connection with the Amendment described in Item 8.01. Pursuant to the amendment to the Management Agreement, the Manager and the Company agreed, effective as of December 9, 2009, that during the months of December 2009 and January 2010, (i) the Company shall not be required to make any payments of base management fees and/or incentive fees otherwise due and payable under the Management Agreement (collectively, the “Fees”) in excess of $75,000 per month (the “Monthly Cash Limit”) and (ii) any Fees accruing and otherwise payable under the Management Agreement in excess of the Monthly Cash Limit shall be deferred and due and payable by the Company to the Manager on such date after January 31, 2010 as the Company and the Manager shall mutually agree in writing.

Item 8.01	Other Events.

Effective as of December 7, 2009, the Company entered into an amendment (the “Amendment”) with the counterparty to the Company’s seven (7) year fixed rate-for-fixed interest rate agreement (the “Agreement”), reducing the December 2009 and January 2010 monthly payments due under the Agreement from $538,937 to $75,000 and resulting in an aggregate deferral in payments of $927,875 (the “Deferred Payment Amount”) during such two (2) month period. In addition, the Amendment provides that commencing in February 2010, through and including September 2010, the Company’s monthly payments under the Agreement shall be increased from $538,937 to $654,933, thereby providing for the repayment of the Deferred Payment Amount over the eight (8) month period following January 2010.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

10.1 Sixth Amendment, dated as of December 9, 2009, to the Management Agreement, dated as of June 4, 2004, between the Company and JER Commercial Debt Advisors LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JER Investors Trust Inc.

(Registrant)

Date: December 11, 2009	By:	/S/ J. MICHAEL MCGILLIS
	Name:	J. Michael McGillis
	Title:	Chief Financial Officer